Exhibit 99.1

PRESS RELEASE

For more information contact:
Mark R. Faris, CFO
SRI/Surgical Express, Inc.	FOR IMMEDIATE RELEASE
(813) 891-9550

SRI SURGICAL SIGNS NATIONAL BRAND DISTRIBUTION AGREEMENT

TAMPA, FL - Friday, February 12, 2010 – SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced a four-year national brand distribution agreement with Cardinal Health’s medical and surgical supply chain business. The agreement appoints Cardinal Health as a non-exclusive, authorized distributor of SRI products. Cardinal Health will include SRI’s products on its master merchandise file and the products will be categorized as national brand. This agreement expands upon SRI’s current supply and co-marketing relationship with Cardinal Health’s Presource surgical kitting business.

“This new agreement gives us access to a distribution network that is well established and nationally recognized,” said Gerald Woodard, CEO of SRI Surgical. “Additionally, we now have an avenue to grow within certain areas of the marketplace not currently serviced with our products.”

About SRI Surgical

SRI Surgical (Nasdaq: STRC) provides central processing and supply chain management services to hospitals and surgery centers across the United States. Because it relies primarily on reusable products, SRI’s reprocessing cycle substantially reduces bio-hazardous waste and its impact on the environment. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities and four distribution centers located throughout the United States. More information about the company may be found at (www.srisurgical.com).

Forward Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Mark R. Faris, CFO
SRI Surgical
(813) 891-9550